Exhibit 5.1

Greenberg Traurig, LLP

March 27, 2018

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

Re: Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of $15,000,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-214318) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on October 28, 2016, the Registration Statement on Form S-3MEF filed with the SEC on March 27, 2018 pursuant to Rule 462(b) under the Securities Act (together with the Registration Statement, the “Registration Statements”), the base prospectus dated November 14, 2016 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on March 27, 2018 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through B. Riley FBR, Inc. (the “Agent”) pursuant to an at market issuance sales agreement by and between the Company and the Agent (the “At Market Issuance Sales Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) (collectively, “DGCL”).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statements, the Prospectus and the At Market Issuance Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the DGCL and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 27, 2018, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/S/ Greenberg Traurig, LLP

Greenberg Traurig, LLP